Exhibit 99.1

EMSC News- For Immediate Release

Contact:        Deborah Hileman

Vice President, Corporate Communications & Investor Relations

303-495-1210

Deborah.hileman@emsc.net

EMERGENCY MEDICAL SERVICES REPORTS EARNINGS PER SHARE OF $0.75 FOR THE 4th QUARTER OF 2009

Highlights:

•      Fourth quarter 2009 diluted EPS was $0.75, including an $0.08 tax benefit, compared to $0.48 for the fourth quarter of  2008, an increase of 56.4%;

•      Fourth quarter 2009 net revenue was $654.3 million, an increase of 10.2% compared to the fourth quarter of 2008;

•      Adjusted EBITDA in the fourth quarter 2009 was $71.2 million, an increase of 18.3% compared to the fourth quarter of 2008;

•      2009 diluted EPS was $2.64, an increase of 34.3%; Adjusted EBITDA was $282.0 million, an increase of 15.8%; and free cash flow was $231.5 million; and

•      The Company expects 2010 diluted earnings per share to be between $3.00 and $3.10, and Adjusted EBITDA to be between $313.0 million and $320.0 million.

Greenwood Village, Colorado (February 11, 2010) — Emergency Medical Services Corporation (NYSE: EMS) (EMSC or the Company) today announces results for the fourth quarter and year ended December 31, 2009.

William A. Sanger, Chairman and Chief Executive Officer, said, “EMSC had another banner year in 2009.  In more than 13 million patient encounters, our clinicians provided care with an emphasis on quality, safety, compassion and dignity.  We produced strong organic growth, won a significant number of new contracts, and enhanced our market position with targeted acquisitions.  We believe the actions taken in 2009 position us well for the opportunities in 2010 and beyond.”

Results of Operations for the Fourth Quarter 2009

For the quarter ended December 31, 2009, EMSC generated net revenue of $654.3 million, an increase of 10.2% compared to the same period last year.

EMSC generated net income of $33.3 million, or $0.75 per diluted share, for the fourth quarter of 2009, compared to net income of $20.9 million, or $0.48 per diluted share, in the fourth quarter of 2008.  Adjusted EBITDA was $71.2 million, an increase of 18.3% compared to the same

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quarter last year. This increase is attributable primarily to the impact of increased volume from net new contracts, increased revenue from existing contracts, a decrease in selling, general and administrative expenses as a percentage of net revenue and lower fuel costs offset by increased compensation and insurance expense.  Net income and diluted earnings per share were also positively impacted by a reduction in tax expense of approximately $3.5 million, or $0.08 per diluted share, primarily related to the release of accruals for previous tax positions.  A description of the non-GAAP measures, Adjusted EBITDA and Free Cash Flow, and a reconciliation of non-GAAP to GAAP financial measures are included in this news release.

Cash provided by operating activities was $62.8 million in the fourth quarter of 2009, compared to $81.0 million for the same quarter last year. Working capital changes in the fourth quarter of 2008 were significantly impacted by the FEMA hurricane deployment. During the fourth quarter of 2009, accounts receivable decreased $10.3 million and changes in other assets and liabilities increased cash by $26.7 million related to the timing of insurance and tax payments.

Free cash flow was $52.0 million in the fourth quarter of 2009. This figure does not include a $17.4 million cash flow benefit related to tax deductions for stock-based compensation. Free cash flow of $63.9 million in the fourth quarter of 2008 included significant net collections associated with our FEMA deployment.

Net cash used in investing activities was $85.0 million for the quarter ended December 31, 2009, compared to $44.6 million for the same period in 2008. Acquisition related funding was $74.2 million in the fourth quarter 2009 compared to $27.5 million in the same period last year.

For the quarter ended December 31, 2009, net cash provided by financing activities was $24.0 million and includes the exercise of stock options and the cash flow benefit related to tax deductions for stock-based compensation. Net cash used in financing activities of $26.0 million for the fourth quarter of 2008 included unscheduled payments of approximately $20.0 million on our senior secured credit facility.  At December 31, 2009, there were no amounts outstanding under our revolving credit facility.

Results of Operations for the Year Ended December 31, 2009

EMSC’s net revenue was $2.57 billion for the year ended December 31, 2009, an increase of 6.6% compared to last year, or an 11.6% increase excluding the 2008 impact of the FEMA hurricane deployment.

EMSC’s net income for the year ended December 31, 2009 was $115.2 million, or $2.64 per diluted share, compared to net income of $84.8 million, or $1.97 per diluted share, an increase of 34.3% over last year.  Adjusted EBITDA was $282.0 million, an increase of 15.8% compared to last year. The increase in earnings is attributable primarily to the net impact of increased volume from net new contracts, increased revenue on existing contracts, a decrease in compensation and benefits expenses as a percentage of net revenue and lower fuel costs, partially offset by higher insurance expense in 2009 and the favorable impact of the FEMA hurricane deployment in 2008.

Cash provided by operating activities for the year ended December 31, 2009 was $272.6 million compared to $211.5 million in 2008. The increase in operating cash flow relates primarily to an increase in net income, further reductions in DSO, and changes in other assets and liabilities.  Accounts receivable decreased $18.7 million for the year ended December 31, 2009, primarily due to a decrease in DSO of 10 days during the year.  Changes in other assets and liabilities

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increased cash by $42.7 million during the year ended December 31, 2009, primarily attributable to the timing of compensation related payments and deferred income taxes.  Working capital changes for the year ended December 31, 2008 were significantly impacted by the FEMA hurricane deployment. Free cash flow was $231.5 million for the year ended December 31, 2009, an increase of $39.2 million over the year ended December 31, 2008.

Net cash used in investing activities was $116.6 million for the year ended December 31, 2009 compared to $74.9 million in 2008.  The increase relates primarily to an increase in acquisition and net capital expenditures.  Acquisitions totaled $75.6 million during the year ended December 31, 2009 compared to $55.8 million during 2008.  Net capital expenditures were $44.6 million for the year ended December 31, 2009 compared to $31.7 million for the same period in 2008.

For the year ended December 31, 2009, net cash provided by financing activities was $30.8 million and includes the exercise of stock options and the cash flow benefit related to tax deductions for stock-based compensation. Net cash used in financing activities of $19.3 million for the year ended December 31, 2008 included unscheduled payments of approximately $20.0 million on our senior secured credit facility.

Segment Results

EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s outsourced facility-based physician services segment.

American Medical Response (AMR)

Comparisons of AMR’s results for the quarter and year ended December 31, 2009 to the same periods last year are significantly impacted by our FEMA hurricane deployment during 2008.  Notwithstanding the difficulty in comparing the 2009 to the 2008 periods, performance in our core business improved in 2009.

For the quarter ended December 31, 2009, AMR generated net revenue of $331.1 million, an increase of 2.0% compared to the fourth quarter last year, or a 4.0% increase excluding the fourth quarter 2008 impact of the FEMA hurricane deployment.  The increase in net revenue was from an improvement in revenue per transport and growth in our managed transportation business, offset by lower transports primarily from our exit of underperforming markets.

Adjusted EBITDA was $26.6 million, a decrease of 6.4% compared to the same quarter last year.  The decrease in Adjusted EBITDA is attributable primarily to the favorable impact of the FEMA hurricane deployment in the fourth quarter of 2008.  Adjusted EBITDA in 2009 was positively impacted by revenue growth coupled with improvements in our resource utilization and lower fuel costs.  Insurance costs were higher in the quarter by $3.5 million primarily due to a benefit recorded in the fourth quarter of 2008 for current year reserves.  Income from operations was $14.0 million, a decrease of 0.3% compared to the same quarter in 2008.

For the year ended December 31, 2009, AMR’s net revenue was $1.34 billion, a decrease of 4.1% compared to last year, or a 3.8% increase excluding the 2008 FEMA hurricane deployment revenue.  Adjusted EBITDA was $124.7 million, a decrease of 4.0% compared to last year,

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which was positively affected by the 2008 FEMA hurricane deployment.  Insurance expense for the year ended December 31, 2009 included an unfavorable prior period adjustment of $1.1 million compared to a favorable prior period adjustment of $4.4 million in 2008.  Income from operations was $73.5 million, an increase of 1.8% compared to 2008.

EmCare

For the quarter ended December 31, 2009, EmCare generated net revenue of $321.2 million, an increase of 20.2% compared to the same quarter last year.  The increase in revenue is attributable primarily to the addition of 74 net new contracts since September 30, 2008 (of which 23 were a part of our Pinnacle transaction in December 2009) and revenue increases at existing contracts.

Adjusted EBITDA was $44.6 million for the quarter compared to $31.8 million last year, an increase of 40.3%.  The increase in Adjusted EBITDA was driven primarily by the net impact of revenue and volume increases in addition to a decrease in operating, insurance and selling general and administrative expenses as a percentage of net revenue.  Income from operations was $40.4 million, an increase of 47.9% over the same period in 2008.

For the year ended December 31, 2009, EmCare’s net revenue was $1.23 billion, an increase of 21.6% compared to last year.  Adjusted EBITDA was $157.3 million compared to $113.7 million, an increase of 38.4% compared to last year.  Insurance expense in the year ended December 31, 2009 included unfavorable prior period adjustments of $3.4 million compared to unfavorable prior period adjustments of $0.3 million last year.  Income from operations was $139.6 million, an increase of 45.5% over 2008.

Guidance

The Company announces guidance for the fiscal year ending December 31, 2010. The Company expects diluted earnings per share to be between $3.00 and $3.10, and Adjusted EBITDA to be between $313.0 million and $320.0 million for the year. Guidance for 2010 includes expected stock compensation expense of $7.0 million, but does not include future acquisitions or any expected impact from debt refinancing options the Company is considering.

Conference Call

EMSC management will host a conference call and live audio webcast on Thursday, February 11, 2010, at 11:00 a.m. EST, to discuss the Company’s financial results.  A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast.  A link to the live broadcast and online replay is available on the Investor Relations section of the Company’s website at www.emsc.net.

About Emergency Medical Services Corporation

Emergency Medical Services Corporation (EMSC) is a leading provider of emergency medical services in the United States. EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s outsourced facility-based physician services segment.

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AMR is the leading provider of ambulance services in the United States. EmCare is a leading provider of outsourced physician services to healthcare facilities.  In 2009, EMSC provided services in 13.0 million patient encounters in more than 2,200 communities nationwide. EMSC is headquartered in Greenwood Village, Colorado. For additional information, visit www.emsc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EMSC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EMSC’s filings with the SEC from time to time, including in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent periodic reports. Among the factors that could cause future results to differ materially from those provided in this press release are: the impact on our revenue of changes in transport volume, mix of insured and uninsured patients, and third party reimbursement rates and methods; the adequacy of our insurance coverage and insurance reserves; potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry; the impact of potential changes in the healthcare industry generally resulting from legislation currently under consideration; our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians; our ability to generate cash flow to service our debt obligations; the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment; the loss of one or more members of our senior management team; the outcome of government investigations of certain of our business practices; our ability to successfully restructure our operations to comply with future changes in government regulation; the loss of existing contracts and the accuracy of our assessment of costs under new contracts; the high level of competition in our industry; our ability to maintain or implement complex information systems; our ability to implement our business strategy; our ability to successfully integrate strategic acquisitions; and our ability to comply with the terms of our settlement agreements with the government.

Non-GAAP Financial Measures Description and Reconciliation

This press release includes presentations of Adjusted EBITDA, which is defined as net income before equity in earnings of unconsolidated subsidiary, income tax expense, interest and other income, realized gain on investments, interest expense, and depreciation and amortization. It also includes presentations of free cash flow, which is defined as cash flow from operations adjusted for cash used in non-acquisition related investment activities.   Adjusted EBITDA and free cash flow are commonly used by management and investors as performance measures and liquidity indicators. Adjusted EBITDA and free cash flow are not considered measures of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded therefrom are significant components in understanding and assessing our financial performance. Adjusted EBITDA and free cash flow should not be considered in isolation or as an

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alternative to GAAP measures such as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this news release.  Reconciliation for the forward-looking Adjusted EBITDA projections presented herein is not being provided due to the number of variables in the projected Adjusted EBITDA range. Since Adjusted EBITDA and free cash flow are not measures determined in accordance with GAAP and are susceptible to varying calculations, these measures, as presented, may not be comparable to other similarly titled measures of other companies.

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EMERGENCY MEDICAL SERVICES CORPORATION

Consolidated Statements of Operations and Other Information

(unaudited; in thousands, except shares, per share data and other information)

	Quarter ended December 31,		Year ended December 31,
	2009	2008	2009	2008

Net revenue	$654,316	$593,671	$2,569,685	$2,409,864
Compensation and benefits	463,992	415,818	1,796,779	1,637,425
Operating expenses	81,973	81,345	334,328	383,359
Insurance expense	21,904	18,581	97,610	82,221
Selling, general and administrative expenses	16,295	19,037	63,481	69,658
Depreciation and amortization expense	15,693	16,824	64,351	68,980
Income from operations	54,459	42,066	213,136	168,221
Interest income from restricted assets	1,048	1,294	4,516	6,407
Interest expense	(10,247)	(10,700)	(40,996)	(42,087)
Realized gain (loss) on investments	75	(289)	2,105	2,722
Interest and other income	374	958	1,816	2,055
Loss on early debt extinguishment	—	(241)	—	(241)
Income before income taxes and equity in earnings of unconsolidated subsidiary	45,709	33,088	180,577	137,077
Income tax expense	(12,541)	(12,360)	(65,685)	(52,530)
Equity in earnings of unconsolidated subsidiary	103	148	347	300
Net income	$33,271	$20,876	$115,239	$84,847

Basic earnings per common share	$0.77	$0.50	$2.71	$2.04
Diluted earnings per common share	$0.75	$0.48	$2.64	$1.97
Weighted average common shares outstanding, basic	43,106,582	41,826,415	42,552,716	41,652,783
Weighted average common shares outstanding, diluted	44,280,705	43,344,507	43,623,800	43,130,782

Other Information
EmCare patient encounters	2,626,560	2,078,030	9,753,211	8,061,851
EmCare weighted patient encounters (1)	2,300,799	1,849,415	8,607,527	7,306,249
AMR ambulance transports	699,735	717,969	2,876,976	2,938,814
AMR weighted transports (2)	706,760	727,460	2,906,899	2,982,153

(1)  EmCare weighted encounters include a weighting of Radiology and Anesthesia encounters due to the differences in reimbursement for these services.

(2)  AMR weighted transports include a weighting of wheelchair transports due to the differences in reimbursement for these services.

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EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Adjusted EBITDA to Net Income

(unaudited; in thousands)

	Quarter ended December 31,		Year ended December 31,
	2009	2008	2009	2008

Adjusted EBITDA	$71,200	$60,184	$282,003	$243,608
Depreciation and amortization expense	(15,693)	(16,824)	(64,351)	(68,980)
Interest income from restricted assets	(1,048)	(1,294)	(4,516)	(6,407)
Income from operations	54,459	42,066	213,136	168,221
Interest income from restricted assets	1,048	1,294	4,516	6,407
Interest expense	(10,247)	(10,700)	(40,996)	(42,087)
Realized gain (loss) on investments	75	(289)	2,105	2,722
Interest and other income	374	958	1,816	2,055
Loss on early debt extinguishment	—	(241)	—	(241)
Income before income taxes and equity in earnings of unconsolidated subsidiary	45,709	33,088	180,577	137,077
Income tax expense	(12,541)	(12,360)	(65,685)	(52,530)
Equity in earnings of unconsolidated subsidiary	103	148	347	300
Net income	$33,271	$20,876	$115,239	$84,847

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EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

(unaudited; in thousands)

	Quarter ended December 31,		Year ended December 31,
	2009	2008	2009	2008

Adjusted EBITDA	$71,200	$60,184	$282,003	$243,608
Interest paid	(9,741)	(10,175)	(39,165)	(39,983)
Change in accounts receivable	10,294	82,117	18,742	27,618
Change in other operating assets/liabilities	26,675	(44,579)	42,675	(15,353)
Equity based compensation	1,104	635	3,979	2,476
Excess tax benefits from stock-based compensation	(17,448)	—	(17,448)	—
Other	(19,332)	(7,151)	(18,223)	(6,909)
Net cash provided by operating activities	$62,752	$81,031	$272,553	$211,457

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EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Segment Adjusted EBITDA to Income from Operations

(unaudited; in thousands)

	Quarter ended December 31,		Year ended December 31,
	2009	2008	2009	2008
AMR
Adjusted EBITDA	$26,558	$28,375	$124,709	$129,933
Depreciation and amortization expense	(12,043)	(13,131)	(49,190)	(55,082)
Interest income from restricted assets	(495)	(521)	(1,980)	(2,590)
Income from operations	14,020	14,723	73,539	72,261

EmCare
Adjusted EBITDA	44,642	31,809	157,294	113,675
Depreciation and amortization expense	(3,650)	(3,693)	(15,161)	(13,898)
Interest income from restricted assets	(553)	(773)	(2,536)	(3,817)
Income from operations	40,439	27,343	139,597	95,960

Total
Adjusted EBITDA	71,200	60,184	282,003	243,608
Depreciation and amortization expense	(15,693)	(16,824)	(64,351)	(68,980)
Interest income from restricted assets	(1,048)	(1,294)	(4,516)	(6,407)
Income from operations	$54,459	$42,066	$213,136	$168,221

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EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,
	2009	2008
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$332,888	$146,173
Trade and other accounts receivable, net	459,088	472,501
Other current assets	73,241	196,500
Total current assets	865,217	815,174
Non-current assets:
Property, plant and equipment, net	125,855	124,869
Goodwill and other intangible assets, net	484,605	422,154
Other long-term assets	179,030	179,022
Total assets	$1,654,707	$1,541,219

Liabilities and Equity
Current liabilities	$349,139	$320,141
Long-term debt	449,254	453,600
Insurance reserves and other long-term liabilities	170,227	228,439
Total liabilities	968,620	1,002,180
Total equity	686,087	539,039
Total liabilities and equity	$1,654,707	$1,541,219

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EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Consolidated Statements of Cash Flows

(unaudited; in thousands)

	Quarter ended December 31,		Year ended December 31,
	2009	2008	2009	2008
Cash Flows from Operating Activities
Net income	$33,271	$20,876	$115,239	$84,847
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, deferred taxes and other	(7,488)	22,617	95,897	114,345
Changes in operating assets/liabilities, net of acquisitions:
Trade and other accounts receivable	10,294	82,117	18,742	27,618
Insurance accruals	(671)	855	6,362	(4,478)
Other assets and liabilities	27,346	(45,434)	36,313	(10,875)
Net cash provided (used in) by operating activities	62,752	81,031	272,553	211,457

Cash Flows from Investing Activities
Purchases of property, plant and equipment, net	(11,048)	(10,273)	(44,608)	(31,680)
Acquisition of businesses, net of cash received	(74,238)	(27,500)	(75,612)	(55,825)
Net change in insurance collateral	342	(6,539)	4,411	9,444
Other investing activities	(11)	(276)	(820)	3,116
Net cash used in investing activities	(84,955)	(44,588)	(116,629)	(74,945)

Cash Flows from Financing Activities
EMSC issuance of class A common stock	3,355	503	10,515	2,423
Excess tax benefits from stock-based compensation	17,448	—	17,448	—
Borrowings under revolving credit facility	—	—	—	14,000
Repayments of capital lease obligations and other debt	(1,283)	(21,224)	(5,109)	(39,230)
Increase in bank overdrafts	4,466	(5,231)	7,937	3,554
Net cash provided by (used in) financing activities	23,986	(25,952)	30,791	(19,253)

Change in cash and cash equivalents	1,783	10,491	186,715	117,259
Cash and cash equivalents, beginning of period	331,105	135,682	146,173	28,914
Cash and cash equivalents, end of period	$332,888	$146,173	$332,888	$146,173

Free cash flow	$52,035	$63,943	$231,536	$192,337

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EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities

(unaudited; in thousands)

	Quarter ended December 31,		Year ended December 31,
	2009	2008	2009	2008

Free cash flow	$52,035	$63,943	$231,536	$192,337
Purchase of property, plant and equipment, net	11,048	10,273	44,608	31,680
Net change in insurance collateral	(342)	6,539	(4,411)	(9,444)
Other investing activities	11	276	820	(3,116)
Net cash provided by operating activities	$62,752	$81,031	$272,553	$211,457

END